Exhibit 99.1

For Immediate Release	Release No. 05-005

INDUSTRIAL DISTRIBUTION GROUP, INC.	For Additional Information, Contact:
(NASDAQ: IDGR)	Jack P. Healey Senior Vice President and Chief Financial Officer Industrial Distribution Group, Inc. (404) 949-2010 www.idglink.com

INDUSTRIAL DISTRIBUTION GROUP ANNOUNCES CREDIT FACILITY
Favorable Terms Include Reduced Interest Expense and Increased Financial Flexibility

ATLANTA, July 19, 2005 — Industrial Distribution Group, Inc. (NASDAQ: IDGR) today announced that the Company has amended its pre-existing credit facility that was scheduled to expire in 2006. The amended $75 million credit facility provides funding through 2010 and contains an “accordion” feature allowing the Company to increase the facility up to $110 million while reducing fees paid on the unused portion of the credit facility. Under the amended facility the initial LIBOR rate is 75 basis points lower than that assessed under the prior facility and, predicated upon the Company achieving certain financial benchmarks, affords a rate reduction up to 125 basis points over the pre-existing agreement. Certain other terms of the amended facility afford the Company increased financial flexibility in the areas of operations, capitalization, and acquisitions.

Bank of America, N.A. acts as Administrative Agent for the amended credit facility, while Wachovia Bank, N.A. serves as Syndication Agent. Banc of America Securities LLC acted as Sole Lead Arranger and Sole Book Runner for the transaction. Additionally, the syndicate is comprised of PNC Bank N.A., and Webster Bank.

“We appreciate the support we received from the prestigious financial institutions, led by Bank of America, that are participating in this facility,” said Jack P. Healey, Senior Vice President and Chief Financial Officer of IDG. “Entering into this credit facility reflects our continued success in strengthening the Company’s balance sheet. The facility provides IDG with more favorable pricing and more flexible terms that will immediately reduce our interest expense and increase the Company’s financial flexibility.”

“We are extremely pleased to act as Administrative Agent on this asset-based credit facility,” said Joyce White, President, Bank of America Business Capital. “We look forward to continuing our long-term relationship with IDG management as they continue to execute their business strategy and enhance the Company’s industry position.”

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In conjunction with the amendment of the credit facility, the company announced it would record a non-cash expense of approximately $200,000 for unamortized deferred loan costs as interest expense during the quarter ending September 30, 2005.

About IDG
Industrial Distribution Group, Inc. (NASDAQ: IDGR) is a nationwide products and services company that creates a competitive advantage for customers. The company provides outsourced maintenance, repair, operating and production (“MROP”) procurement, management and application expertise through an array of value-added services and other arrangements that include its Flexible Procurement Solutions™ (FPS) service offerings as well as direct general MROP sales through traditional distribution channels. The Company’s FPS service offerings emphasize and utilize IDG’s specialized knowledge in product applications and process improvements to deliver out-sourced solutions and documented cost savings for customers. Through these arrangements, IDG distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and IDG can supply at a competitive price virtually any other MROP product that its customers may require.

IDG has four operating divisions organized into regional responsibility areas. IDG serves over 20,000 active customers representing a diverse group of large and mid-sized national and international corporations including Honeywell International, Inc., The Boeing Company, Arvin Meritor, Borg-Warner Inc., Pentair, Inc., as well as many local and regional businesses. The company currently has a presence in 43 of the top 75 manufacturing markets in the United States.

Flexible Procurement Solutions™
IDG’s Flexible Procurement Solutions™ (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer’s location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer’s bottom line.

Safe Harbor
In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements, including but not limited to statements relating to expected operating results. Industrial Distribution Group, Inc. warns that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of known and unknown risks, uncertainties, and other factors including heightened national security risks including acts of terrorism and potential for war, that may cause actual results, performance, or achievements of Industrial Distribution Group, Inc. to differ materially from any such statements, including the risks and uncertainties discussed in the Company’s Forms 10-K, Forms 10-Q, filed by the Company under the caption “Certain Factors Affecting Forward

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Looking Statements,” or any 8-K filed or furnished by the Company each of which is incorporated herein by reference.

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